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E-Filed

Colorado Secretary of State
Date and Time: 08/13/2019 06:03 PM
ID Number: 20191389800

Document number: 20191648430
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Amended and Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20191389800
(Colorado Secretary of State ID number)

Entity name Life Science Holding Company.

2. The new entity name (if applicable) is ______.

3. The amended and restated constituent filed document is attached.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution:** Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Mack	Donald	Gerald	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

P.O. Box 546
(Street name and number or Post Office Box information)

Parker	CO	80134
(City)	*(State)*	*(Postal/Zip Code)*

Colorado	United States
(Province – if applicable)	*(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

FIRST AMENDED
ARTICLES OF INCORPORATION
OF
LIFE SCIENCE HOLDING COMPANY

We the undersigned, acting as incorporator of a corporation under the Colorado Corporation Code, (particularly Colorado Revised Statutes Title 7. Corporations and Associations and also referred to as the " Colorado Corporation Code "), hereby adopt the following Restated Articles of Incorporation for such Corporation, Life Science Holding Company (the "Corporation"), and also, the undersigned being the first Board of Directors adopt, confirm and ratify the following actions taken on behalf of the Corporation this 9th day of May, 2019.

ARTICLE I

The name of the corporation is: Life Science Holding Company

ARTICLE II

The Corporation shall have perpetual existence.

ARTICLE III

The purpose or purposes for which the Corporation is organized to engage in any type pf lawful business, invest in, merge with and/or acquire other business(es) and/or real estate or personal property and to do all things and engage in any lawful act or activity for which the Corporation me be organized under the Colorado Business Corporations Act, even though not expressly stated herein.

ARTICLE IV

The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado including, but not limited to, the power to enter into general partnerships, limited partnerships (whether the Corporation be limited or general partner), joint ventures, syndicated pools, associations and other arrangements for carrying on one or more of the purposes set forth in Article IV hereof, jointly or in common with others. In addition, the Corporation may everything necessary, suitable or proper for the accomplishment of its corporate purposes.

ARTICLE V

A. <u>Authorized Shares</u>.

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue, pursuant to these First Amended Articles Of Incorporation shall be One Billion One Hundred Million (1,100,000,000) shares of $.0001 par value capital stock, of which One Billion (1,000,000,000) shares shall be designated as shares of Common Stock; and Billion One Hundred Million (100,000,000) shares shall be designated as shares of Preferred Stock. The consideration for the issuance of shares of stock of the Corporation may be paid in whole or in part in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. All shares of stock of the Corporation when issued shall be fully paid and nonassessable. Cumulative voting of shares of stock is not authorized.

B. <u>Common Stock</u>.

(a) After the requirements with respective preferential dividends of the preferred stock, if any, shall have been met, and after the Corporation has complied with all the requirements, if any, with respect to setting aside of sums as sinking funds or redemption or purchase accounts, then, and not otherwise, the holders of the common stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation.

(b) After distribution of the preferential amount, if any, to be distributed to the holders of the preferred stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of the common stock shall be entitled to receive all of the remaining assets of the Corporation, tangible or intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of shares of the common held by them respectively.

(c) Create one or more series of common stock, fix the number of shares of each such series, and designate, in whole or in part, the preferences, limitations, and relative rights of the series all before the issuance of any shares of that series.

(d) Except as otherwise may be required by law each holder of the common stock shall have one vote in respect of each share of common stock held by the holder on all matters voted upon by the shareholders.

C. Preferred Stock.

(a) Pursuant to the Colorado Corporation Business Act, the Board of Directors without shareholder action, may amend these Articles to do anything of the following:

(1) Designate in whole or in part, the preferences, limitations, and relative rights of the preferred stock before the issuance of any preferred shares.

(2) Create one or more series of preferred stock, fix the number of shares of each series, and designate, in whole or in part, the preferences, limitations, and relative rights of the series all before the issuance of any shares of that series.

(3) Alter or revoke the preferences, limitations and relative rights granted to or imposed upon the preferred stock, provided that no shares of preferred stock have been issued, or any wholly unissued series of preferred stock; or

(4) Increase or decrease the number of shares constituting any series, the number of shares which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as part of the series.

(b) Each series of a class of preferred stock shall be given a distinguishing designation.

(c) All shares of a series must have preferences, limitations, and relative rights identical with those of other shares of the same series, except to the extent otherwise provided in the description of the series, with those of other series of preferred stock.

D. Transfer Restrictions

The Corporation shall have the right, by appropriate action, to impose restrictions upon the transfer of any shares of stock from time to time issued, or any interest therein; provided, however, that any such restriction(s), or notice of the substance thereof shall be set forth upon the face or back of the certificates representing such shares of stock.

E. Preemptive Rights

The shareholders of the Corporation shall not have a preemptive right to acquire the Corporation's unissued shares of capital stock.

F. Designation of IRS Code Section 1202 to All Classes of Capital Stock

The Corporation has consented and designated that its all classes of capital stock authorized and issued is subject to the provisions of Internal Revenue Code Section 1202, also called the Small Business Stock Gains Exclusion, and the participating shareholders will be provided the appropriate corporate documentation concerning this tax code provision, as necessary.

Those provisions may include but not necessarily be limited to: (a). The stock must have been directly acquired via an original issuance from a U.S. C corporation (Sec. 1202(c)(1)); (b). Both before and immediately after stock issuance, the C corporation's tax basis in gross assets did not exceed $50 million (Sec. 1202(d)(1)); (c). The C corporation and shareholders must consent to supply documentation regarding QSBS (Sec. 1202(d)(1)(C)); (d). The C corporation conducts certain qualified active trades or businesses (Sec. 1202(e)); And, €. The stock must have been held for more than five years (Sec. 1202(b)(2)).

ARTICLE VI

The private property of the shareholders of the Corporation shall not be subject to the payment of the debts, liabilities or obligations of the Corporation.

ARTICLE VII

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the State of Colorado. The number of directors of the Corporation shall be no fewer than three; provided, however, that if all outstanding shares of stock of the Corporation entitled to vote in the election of directors of the Corporation are held of record by fewer than three shareholders, there need be only as many directors as there are shareholders of record, and if no shares have been issued there need by only one director. Subject to such limitation, the number of directors shall be fixed by resolution of the Board of Directors and may be increased or decreased by resolution of the Board of Directors, but no decrease shall have the effect of shortening the term of any incumbent director. At such time, if any, when the Board of Directors consists of six or more members, in lieu of electing the whole number of directly annually, the Board of Directors may, by appropriate resolution, divide the directors into either two or three classes, each class to be as nearly equal in number as possible, the term of office of directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class, if any, to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the numbers of the class whose term expires at the time of such meeting shall be elected to hold office until the second succeeding annual meeting, if there are two classes, or until the third succeeding annual meeting, if there are three classes. No classification of directors shall be effective prior to the first annual meeting of shareholders.

ARTICLE VIII

The initial Board of Directors, subject to the provisions of Article VII, shall consist of not less than one (1) nor more than seven (7) members as the Board of Directors may itself from time to time determine. Before any shares are issued, the Board of Directors may consist of one or more members, and after shares are issued and for as long as the Corporation has fewer than three shareholders entitled to vote for the election of directors, the Board of Directors may consist of a number of individuals equal to or greater than the number of those shareholders. The name and address of the person who shall serve as the initial director until the first annual meeting of shareholders, until shares of the Corporation are issued, or until his successor is duly elected and qualify is as follows:

Name	Address	Title
(1) Phil Allen	6295 Greenwood Plaza Boulevard, Greenwood Village, CO 80111	Chairman and Director
(2) Donald Mack	6295 Greenwood Plaza Boulevard, Greenwood Village, CO 80111	Director and Corporate Secretary
(3) Anthony Panasuk	6295 Greenwood Plaza Boulevard, Greenwood Village, CO 80111	Director
(4) Iain Stewart	6295 Greenwood Plaza Boulevard, Greenwood Village, CO 80111	Director

ARTICLE IX

Cumulative voting in the election of directors of the Corporation shall not be allowed.

ARTICLE X

A. Power to Indemnify

To the fullest extent permitted by the laws of the State of Colorado, as the same now exists or may hereafter be amended, the Corporation shall indemnify its directors and officers. Other employees and agents of the Corporation may be indemnified by the Corporation upon such terms and conditions, consistent with applicable law, as the Board of Directors deems appropriate.

B. Expenses Payable in Advance

To the fullest extent permitted by the laws of the State of Colorado, as the same now exists or may hereafter be amended, the Corporation shall pay for or reimburse the reasonable expenses of its directors and officers who are parties to a proceeding that is or may be subject to indemnification under this Article X in advance of the final disposition of such proceeding. Such expenses incurred by other employees, trustee, and agents may be so paid upon such terms and conditions, consistent with applicable law, as the Board of Directors deems appropriate.

C. Non-exclusivity

The indemnification and the advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which the person seeking such indemnification or advancement may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in such person's official capacity and as to actions in another capacity while holding office.

D. Insurance

The Corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation, or who, while serving as a director, officer, employee, fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent or another foreign or domestic corporation or other person or of an employee benefit plan against any liability asserted against and incurred by such person in that capacity or arising out of such person' s status as a director, officer employee, fiduciary or agent, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the laws of the State of Utah or otherwise.

E. Survival

The indemnification and the advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment of this Article X shall affect any right of any director, officer, employee, agent or other person based on any event or proceeding occurring prior to such amendment.

F. Meaning of "Corporation" for Purposes of Article X

For purposes of this Article X, reference to the "Corporation" shall include any domestic or foreign entity that is a predecessor of the Corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

G. Elimination of Personal Liability of Directors

To the fullest extent permitted by the laws of the State of Colorado as the same now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XI

No contract or transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason or solely because the director of officer was present at or participated in the meeting of the board of committee thereof which authorized, approved, or ratified the contract or transaction or solely because such person's or their votes were counted for such purpose, except as otherwise provided under the Colorado Business Corporation Act.

ARTICLE XII

The address of the Corporation's initial registered office shall be 6295 Greenwood Plaza Boulevard, Greenwood Village, CO 80111, and the name of the Corporation's initial registered agent at such address is Anthony Panasuk.

ARTICLE XIII

The Board of Directors shall have the power to formulate and adopt the Bylaws of the Corporation and from time to time amend, alter, repeal, or supplement any provision of such Bylaws as it deems proper for the administration and regulation of the affairs of the Corporation.

ARTICLE XIV

For purposes of shareholder voting, one-third of the votes entitled to be cast on the matter by a voting group shall constitute a quorum of that voting group for action on that matter.

ARTICLE XV

The name and address of the incorporator of the Corporation is: Anthony Panasuck, 768 South Fairplay Court, Aurora, Colorado 80012.

The above stated amendments were adopted by the Board of Directors with shareholder approval this 9th day of May, 2019.

By: ______________________ SEAL:
Anthony Panasuck, Incorporator

*** END ***

CERTIFICATE OF ADOPTION OF
THE FIRST AMENDED ARTICLES OF INCORPORATION OF
LIFE SCIENCE HOLDING COMPANY

ADOPTION BY INCORPORATOR

The undersigned person appointed as Incorporator, Director and Chief Financial Officer of Life Science Holding Company, a Colorado Corporation, hereby adopts the foregoing The First Amended Articles of Incorporation of the Corporation.

Executed on May 9, 2019.

Tony Panasuk, Incorporator,
Director and Chief Financial Officer

CERTIFICATE BY SECRETARY OF ADOPTION BY INCORPORATOR

The undersigned person appointed as Corporate Secretary, Director and Chief Executive Officer of Life Science Holding Company, a Colorado Corporation, hereby adopts the foregoing The First Amended Articles Of Incorporation of the Corporation.

Executed on May 9, 2019.

Donald Mack, Corporate Secretary,
Director and Chief Executive Officer

CERTIFICATE BY CHAIRMAN OF ADOPTION BY INCORPORATOR

The undersigned hereby certifies that the undersigned is the duly elected, qualified, and acting Chairman, Director of Life Science Holding Company, a Colorado Corporation, and that the foregoing The First Amended Articles of Incorporation of the Corporation, are hereby approved and ratified by the initial Board of Directors and Officers appointed in the Resolution in the First Meeting Minutes Of The Board Of Directors of the Corporation and Adopted by the Incorporator on May 6, 2019.

Executed on May 9, 2019.

Phil Allen, Chairman, Director

CERTIFICATE OF DESIGNATION
OF
SERIES A
STATED VALUE
REDEEMABLE
3% CONVERTIBLE PREFERRED STOCK
OF
LIFE SCIENCE HOLDING COMPANY

LIFE SCIENCE HOLDING COMPANY, a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on July 10, 2019 in accordance with the provisions of its Amended Articles of Incorporation (and as may be amended from time to time in the future, the "Articles of Incorporation") and Bylaws. The authorized series of the Corporation's previously authorized preferred stock shall have the following designations, rights, preferences, privileges, powers and restrictions thereof, as follows:

WHEREAS, the Company's authorized capital includes One Billion (1,000,000,000) shares of Common Stock, par value $.0001 per share and One Hundred Million (100,000,000) shares of preferred stock, par value $.0001 per share, which such shares are issuable to have such classes and preferences as the Board of Directors of the Company may fix from time to time; And

WHEREAS, Article Five of the Amended Articles of Incorporation of Life Science Holding Company, as adopted and ratified by the Board of Directors of the Company on May 9, 2019, is hereby amended through the addition of the following Designation of "Series A Stated Value Redeemable 3% Convertible Preferred Stock".

NOWTHEREFORE, That, pursuant to a Resolution of the Board of Directors adopted by unanimous consent in lieu of a meeting, the Company hereby creates a series of shares of its preferred stock, consisting of 4,000,000 shares, which shall be designated as Series A Stated Value Redeemable 3% Convertible Preferred Stock and the relative rights and preferences of such series of Preferred Stock was fixed and established as follows:

SERIES A STATED VALUE REDEEMABLE 3% CONVERTIBLE PREFERRED STOCK

1. The number of shares constituting the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall be 4,000,000, (Four Million) which may be issued in such amounts as shall be determined by the Board of Directors in accordance with the provisions of this Certificate.

2. The Series shall be designated Series A Stated Value Redeemable 3% Convertible Preferred Stock with a par value of $.0001 per share and an " Stated Value Issue Price" of $5.00 (Five Dollars) per share.

3. Holders of the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall be entitled to receive Dividends at a rate equal to 3% annually. Dividends shall commence accruing on the issue date and be calculated annually (or up to the date of Conversion or Redemption by the Company) and shall be computed on the basis of a 365-day year and actual days elapsed. The dividends shall be payable (a) in arrears beginning January 1, 2020 and each year thereafter on January 1, and (b) shall be payable in kind, in the form of shares of Series A Stated Value Redeemable 3% Convertible Preferred Stock.

4. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, the holder of the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall be not be subordinate to any other Series of Preferred Stock, and shall have priority and preference over any other authorized, issued and outstanding shares of all classes of Preferred Stock that has either not expired, been cancelled or converted prior to the issuance of any shares of Series A Stated Value Redeemable 3% Convertible Preferred Stock; and pursuant to the Unanimous Written Consent Of The Board Of Directors of Life Science

Holding Company dated July 10, 2019, but shall be entitled to, before any assets of the Corporation shall be distributed among or paid over the holders of the Common Stock or any other Preferred Stock, to be paid $5.00 (Five Dollars) per share of Series A Stated Value Redeemable 3% Convertible Preferred Stock. If upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series A Stated Value Redeemable 3% Convertible Preferred Stock are not paid in full, the holders will share ratably in such distribution of assets in proportion to the full respective preferential rights to which they are entitled. After payment of the full amount of liquidating distribution to which they are entitled, the holders of the Series A Stated Value Redeemable 3% Convertible Preferred Stock will not be entitled to any further participating in any distribution of assets of the Corporation. In the event of any authorization of a new series of Preferred Stock, other than the Series A Stated Value Redeemable 3% Convertible Preferred Stock, having liquidation preferences, the shares having liquidation preferences shall be subordinate to and not be entitled to share in any distributions accruing to the Series A Stated Value Redeemable 3% Convertible Preferred Stock until the holder of the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall have received the full distribution to which it is entitled under this paragraph 4. After the making of full payment of liquidation preferences to the holders of the Series A Stated Value Redeemable 3% Convertible Preferred Stock, the remaining assets of the Corporation shall be distributed ratably to any other Preferred Stock having liquidation preferences in accordance with their priorities and then ratably among the holders of the Common Stock and any other series of Preferred Stock without liquidation preferences.

5.(a) The holder of the shares of the Series A Stated Value Redeemable 3% Convertible Stock shall have the right, at its option, at any time and from time to time, on any business day, to convert, subject to the terms and provisions of this section ("Conversion") (and subject to computing any adjustment, including but not limited to: Dividends, reverse or forward splits, reorganization, merger, consolidation, or the like) all, but not less than all of the shares of the Series A Stated Value Redeemable 3% Convertible Preferred Stock into a number of shares of fully paid and non-assessable whole shares of Common Stock determined on the basis of the formula set forth below in ("Convertible Formula") Section 5.(b). Only whole shares of Series A Stated Value Redeemable 3% Convertible Preferred Stock may be converted and only whole shares of Common Stock may be issued as a result of any Conversion; provided, that an equivalent cash payment shall be made in lieu of any fractional share of Common Stock to which the holder would be entitled upon conversion of the Series A Stated Value Redeemable 3% Convertible Preferred Stock or an amount of shares to be rounded up or down as may be determined by the board of directors of the Corporation.

(b) The number of shares of Common Stock to be issued upon Conversion of the Series A Stated Value 3% Convertible Preferred Stock shall be equal to the greater dollar value of:

(i) 80% of the bid price of the Common stock on the date Conversion actually takes place (the "Conversion Date") and as quoted by NASDAQ, the OTC Markets or any other such Exchange that the Corporation's Common Shares might be traded; OR

(ii) (ii) the Stated Value Issue Price of $5.00 (Five Dollars) per share. The Conversion Rate shall be according to the following formula:

Stated Value + any accrued and unpaid Dividends at the time of Conversion
$5.00 Conversion Price **OR** 80% of the bid price of the Common Stock

ANY CONVERSION CONTEMPLATED WILL ONLY BE MADE AT THE GREAT OF THE TWO VALUES STATED HEREIN THIS SECTION.

(c) In order to convert shares of the Series A Stated Value Redeemable 3% Convertible Preferred Stock into Common Stock, the holder thereof shall deliver the stock certificates representing the Shares to be converted to the Corporation at its then principal office, accompanied by not less than 30 days advance written notice ("Conversion Notice") that it elects to convert the shares represented thereby into shares of Common Stock in accordance with the provisions of this paragraph 5. Said Conversion Notice shall specify to whom the certificate

shall be made and delivered. However, at all times prior to the Conversion Date (hereinafter defined), the Company shall have the first right to redeem the Series A Stated Value Redeemable 3% Convertible Preferred Stock for an amount equal to the number of shares then multiplied by the issue price of $5.00 (Five Dollars) per share. In the event the Company elects not redeem any shares of Series A Stated Value Redeemable 3% Convertible Preferred Stock giving Conversion Notice, then the Company shall issue an amount of Common shares based upon the Conversion Formula on the Conversion Date.

(d) No later than thirty (30) days after the Conversion Notice ("Conversion Date"), accompanied by a duly completed and executed Conversion Notice, the Corporation shall deliver or cause to be delivered to the holder, certificates representing the whole number of fully paid and non-assessable shares of Common Stock of the Corporation into which said shares are being converted. Such conversion shall be deemed to have been made immediately following the close of business on the date that such shares, accompanied by the duly completed and executed Conversion Notice, shall have been duly surrendered for conversion as herein provided, so that the holder entitled to receive the shares of Common Stock upon conversion of the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall at such time be treated for all purposes as having become the record holder of such shares of Common Stock immediately following the close of business on such date and the rights of the holder of such converted shares, as such holder, shall cease at such time. The issuance of certificates for shares of Common Stock upon the conversion shall be made without charge to the holder of the converted shares for any stock transfer or issue tax on respect of the surrender of shares for conversion, or the issuance of such certificates for the shares receivable on conversion. Converted shares shall be canceled and shall not be issued. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares for the purpose of effecting the conversion of exchange for the Series A Stated Value Redeemable 3% Convertible Preferred Stock (including any shares for accrued Dividends) then deliverable upon the conversion of exchange of the entire Series A Stated Value Redeemable 3% Convertible Preferred Stock at the that time outstanding.

(e) The Conversion Rate shall be subject to adjustment from time to time as follows:

(i) If at any time after the date hereof the Corporation shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business, and pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the corporation (or the successor, transferee or affiliate of the corporation) or cash are to be received by or distributed to the holders of Common Stock, then the holders of the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall have the right thereafter to receive, upon conversion thereof, the number of shares of stock or other securities, property or assets of the corporation (or the successor, transferee or affiliate of the corporation,) or cash receivable upon or as a result of such reorganization merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock into which such Series A Stated Value Redeemable 3% Convertible Preferred Stock was convertible immediately prior to such event and the corporation shall make lawful provision therefore as part of such transaction. The provisions of this subdivision (i) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

(ii) In the event the outstanding of Common Stock of the Corporation shall be combined or consolidated by reclassification or otherwise reverse split, to a lesser number of shares or the Corporation shall declare a dividend with respect to Common Stock without a corresponding combination or consolidation with respect to the Series A Stated Value Redeemable 3% Convertible Preferred Stock, the Conversion Formula in effect immediately prior to such combination or consolidation shall concurrently with the effectiveness of such dividend or stock split, be proportionately decreased. Conversely, in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise forward split, to a greater number of shares or the Corporation shall declare a dividend with respect to Common Stock without a corresponding split with respect to the Series A Stated Value Redeemable 3% Convertible Preferred Stock, the Conversion Formula in effect

immediately prior to such combination or consolidation, shall concurrently with the effectiveness of such dividend or stock split, be proportionately increased.

(iii) Whenever the Conversion Rate shall be adjusted pursuant to this paragraph 5(e), the Corporation shall forthwith obtain, and cause to be delivered to the holders of the Series A Stated Value Redeemable 3% Convertible Preferred Stock, a certificate signed by the President, Vice President or Treasurer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the new Conversion Rate. In the case referred to in subdivision (I), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Series A Stated Value Redeemable 3% Convertible Preferred Stock after giving effect to the provisions of such subdivision (I).

(f) In case any time the Corporation shall offer for subscription pro rata to the holders of its Common Stock in any additional shares of stock of any class or other rights, and in each event, the Corporation will mail or cause to be mailed to the holder of Series A Stated Value Redeemable 3% Convertible Preferred Stock a notice specifying the date on which any such record is to be taken for the purpose of distribution of such subscription right, and stating the amount and character of such subscription right. Such notice shall be mailed at least twenty (20) days prior to the date therein specified in lawful and practicable.

6. The Series A Stated Value Redeemable 3% Convertible Preferred Stock and the shares of Common Stock issuable on conversion thereof may not be transferred without prior compliance with the Securities Act of 1933 and restrictive legends to such effect may be placed upon and stop transfer orders issued with respect to the stock certificates representing such shares.

7. At any time during which the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall be outstanding, including any Conversion Notice period as defined in paragraph 5, the Corporation shall be entitled to redeem the stock upon ten (10) days advance written notice to the then holder of the Series A Stated Value Redeemable 3% Convertible Preferred Stock. Upon the redemption date, which shall not be less than ten (10) days and no more than thirty (30) days after such notice ("Redemption Date"), the Company shall have the right to redeem the Series A Stated Value Redeemable 3% Convertible Preferred Stock for an amount equal to the number of shares then outstanding multiplied by the issue price of $5.00 (One Dollars) per share. Such notice of redemption shall require the holder of the Series A Stated Value Redeemable Convertible Preferred Stock to surrender to the Corporation on the Redemption Date, a certificate representing the Series A Stated Value Redeemable Convertible Preferred Stock. Notwithstanding the fact that the certificate may not be surrendered for redemption and cancellation, upon the Redemption Date, the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall be deemed to be expired and all rights of the holder shall cease and terminate, other than the right to receive the redemption price of $5.00 (One Dollars) for each share of Series A Stated Value Redeemable 3% Convertible Preferred Stock. Notwithstanding notice of the Corporation's right to redeem, the holder shall have the right to convert the Series A Stated Value Redeemable 3% Convertible Preferred Stock into Common Stock at the primary Conversion Formula set forth above, until the Redemption Date, following which the right to convert shall expire and be of no further force or effect.

8. Except as otherwise permitted by the applicable provisions of the Act, holders of the Series A Stated Value Redeemable 3% Convertible Preferred Stock shall not be entitled to voting rights or notice of any matter proposed to be submitted by the Corporation to its Common Stock shareholders for consideration.

9. Any notices required or permitted to be given under the terms hereof shall be sent by prepaid certified or registered mail (return receipt requested), or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally, by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:
Life Science Holding Company
P. O. Box 546
Parker, Colorado 80134
Attention: Donald Mack, Chief Executive Officer
Telephone: 720.206.4411

If to the holder of Series A Stated Value Redeemable 3% Convertible Preferred Stock, to the address listed in the Corporation's books and records.

IN WITNESS WHEREOF, said LIFE SCIENCE HOLDING COMPANY has caused this Certificate to be signed by Donald G. Mack, its CEO, and attested by Glenn Truitt, its Board Director and Corporate Secretary, this ____ day of August, 2019.

LIFE SCIENCE HOLDING COMPANY

By: Donald G. Mack
Donald G. Mack, CEO

EXHIBIT A

LIFE SCIENCE HOLDING COMPANY CONVERSION NOTICE

Life Science Holding Company
P.O. Box 546
Parker, Colorado 80134

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Stated Value Redeemable 3% Convertible Preferred Stock of Life Science Holding Company (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Stated Value Redeemable 3% Convertible Preferred Stock, $.0001 par value per share (the "Preferred Shares"), of Life Science Holding Company, a Colorado corporation (the "Company"), indicated below into shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company, as of the date specified below.

Date of Conversion: ______________________________

Number of Preferred Shares to be converted: ______________________________

Stock certificate no(s). of Preferred Shares to be converted: ______________________________

Tax ID Number (If applicable): ______________________________

Please confirm the following information:

Conversion Price: _____ $5.00 per share **OR** _____ 80% of the bid price of the Common Stock being: $__________

Number of shares of Common Stock to be issued:______________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: ______________________________

____

Address: ______________________________

Address: ______________________________

Telephone Number: ______________________________

Cell Phone Number: ______________________________

E-Mail Address: ______________________________

Facsimile Number: ______________________________

Signature
Authorization: ______________________________
By:
Title:
Dated:

NOTARY CERTIFICATE

I hereby verify that I have signed this instrument on behalf of Life Science Holding Company and that, to the best of my knowledge and belief, the foregoing is true and correct as of the date set forth above.

____

By: Donald G. Mack, CEO

STATE OF COLORADO)
)ss
COUNTY OF Douglas)

On this 13 Day of August, 2019 before me appeared Donald Mack, known personally to be the CEO of Life Science Holding Company, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purpose therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

____

Notary Public
My commission expires: 12-28-2022

DYLAN MUSIC
NOTARY PUBLIC
STATE OF COLORADO
NOTARY ID 20184048874
MY COMMISSION EXPIRES 12/28/2022